As filed with the Securities and Exchange Commission on May 12, 2021

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	13-2592361 (IRS Employer identification No.)

175 Water Street, New York, New York 10038
(Address, including zip code, of principal executive offices)

American International Group, Inc. 2021 Omnibus Incentive Plan
(Full title of the plan)

Rose Marie Glazer, Esq.
Senior Vice President, Corporate Secretary and Deputy General Counsel
175 Water Street
New York, New York 10038
(212) 770-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Marc Trevino, Esq.
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
(212) 558-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share (4)	Proposed Maximum Aggregate Offering Price (4)	Amount of Registration Fee (1) (5)
Common Stock, par value $2.50 per share, and associated Rights (3)	23,990,667 shares	$49.51	$1,187,777,923.17	$129,586.57 (5)
1.	This Registration Statement relates to 8,100,000 shares of common stock, par value $2.50 per share (the Common Stock), of American International Group, Inc. (AIG) issuable under the American International Group, Inc. 2021 Omnibus Incentive Plan (the Plan). Pursuant to General Instruction E of Form S-8, 15,890,667 shares of Common Stock are being carried forward to this Registration Statement (Carryover Shares) that were previously registered in connection with the American International Group, Inc. 2013 Omnibus Incentive Plan pursuant to AIG’s Registration Statement on Form S-8 (File No. 333-188634) filed and effective May 15, 2013 (the May 2013 Registration Statement) and that will be eligible for issuance under the Plan. AIG is contemporaneously filing a post-effective amendment to the May 2013 Registration Statement to deregister the Carryover Shares with respect to the May 2013 Registration Statement.

2.	This Registration Statement also relates to an indeterminate number of additional shares of Common Stock that may be issued pursuant to anti-dilution and other adjustment provisions of the Plan.

3.	Each share of the Common Stock has associated with it one share purchase right as described under “Description of Common Stock - The Tax Asset Protection Plan” as described in AIG’s Registration Statement on Form S-3, dated February 19, 2021, filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended.

4.	Estimated solely for purposes of calculating the registration fee. This estimate has been computed in accordance with Rules 457(c) and (h)(1) and is calculated based upon the average of the high and low sales prices of the Common Stock on May 6, 2021, as reported on the New York Stock Exchange Composite Tape.

5.	A registration fee of $95,391.10 with respect to the Carryover Shares was previously paid upon the filing of the May 2013 Registration Statement (out of a total registration fee of $270,133.38). Therefore, no further registration fee is required with respect to the Carryover Shares. AIG is paying registration fees solely with respect to the 8,100,000 shares of Common Stock newly registered hereby. See note (1) above.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus relating to the American International Group, Inc. (AIG) 2021 Omnibus Incentive Plan (the Plan) is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the Securities Act).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by AIG with the Securities and Exchange Commission (the Commission) (File No. 1-8787) and, other than any furnished information, are incorporated herein by reference:

(a)	AIG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020;

(b)	AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021;

(c)	AIG’s Current Reports on Form 8-K filed on February 1, 2021, February 12, 2021, February 16, 2021, March 2, 2021, March 12, 2021, May 6, 2021 and May 11, 2021; and

(d)	The description of AIG common stock, par value $2.50 per share (the Common Stock) and the description of share purchase rights associated with the Common Stock contained in the Registration Statement on Form S-3, dated February 19, 2021, filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act).

All documents filed by AIG after the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, provided, however, that AIG is not incorporating by reference any information in these documents or filings that is deemed “furnished” to and not filed with the Commission.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Common Stock is registered under Section 12(b) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

The consolidated financial statements and the financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to AIG’s Annual Report on Form 10-K for the year ended December 31, 2020, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The validity of the shares of Common Stock offered pursuant to the Plan will be passed upon by Sullivan & Cromwell LLP.

Item 6. Indemnification of Directors and Officers.

The Amended and Restated Certificate of Incorporation of AIG provides that AIG shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was a director, officer or employee of AIG or serves or served any other enterprise at the request of AIG. Section 6.5 of AIG’s amended and restated By-laws contains a similar provision.

The Amended and Restated Certificate of Incorporation of AIG also provides that a director will not be personally liable to AIG or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled. In addition, AIG and its subsidiaries maintain a directors’ and officers’ liability insurance policy.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description	Location

4.1	Amended and Restated Certificate of Incorporation of AIG, amended and restated May 14, 2020	Incorporated by reference to Exhibit 3.1 to AIG’s Current Report on Form 8-K filed with the Commission on May 15, 2020 (File No. 001-8787).

4.2	AIG By-laws, amended and restated December 9, 2020	Incorporated by reference to Exhibit 3.1 to AIG’s Current Report on Form 8-K filed with the Commission on December 9, 2020 (File No. 001-8787).

4.3	American International Group, Inc. 2021 Omnibus Incentive Plan	Incorporated by reference to Appendix B to AIG’s Definitive Proxy Statement filed with the Commission on March 30, 2021 (File No. 001-08787).

5.1	Opinion of Sullivan & Cromwell LLP	Filed herewith.

23.1	Consent of Independent Registered Public Accounting Firm	Filed herewith.

23.2	Consent of Sullivan & Cromwell LLP	Included in Exhibit 5.1.

24.1	Powers of Attorney	Included on signature page.

Item 9. Undertakings.

AIG hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by AIG pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	That, for purposes of determining any liability under the Securities Act, each filing of AIG’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of AIG pursuant to the foregoing provisions, or otherwise, AIG has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by AIG of expenses incurred or paid by a director, officer or controlling person of AIG in the successful defense of any action, suit or proceeding) is asserted against AIG by such director, officer or controlling person in connection with the securities being registered, AIG will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 12th day of May, 2021.

AMERICAN INTERNATIONAL GROUP, INC.

By:	/s/ Mark D. Lyons
Name: Mark D. Lyons
Title: Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter S. Zaffino and Mark D. Lyons, and each of them severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign this Registration Statement on Form S-8 of American International Group, Inc. and any and all amendments to that Registration Statement (including post-effective amendments thereto) and to file the same, with the exhibits thereto, and other documents in connection herewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the foregoing as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, or any of them, or his or her substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Peter S. Zaffino	President, Chief Executive Officer and Director	May 12, 2021
(Peter S. Zaffino)	(Principal Executive Officer)

/s/ Mark D. Lyons	Executive Vice President and Chief Financial Officer	May 12, 2021
(Mark D. Lyons)	(Principal Financial Officer)

/s/ Elias F. Habayeb	Senior Vice President, Deputy Chief Financial Officer and Chief Accounting Officer, AIG and Chief Financial Officer, General Insurance	May 12, 2021
(Elias F. Habayeb)	(Principal Accounting Officer)

/s/ Brian Duperreault	Director	May 12, 2021
(Brian Duperreault)

/s/ James Cole, Jr.	Director	May 12, 2021
(James Cole, Jr.)

/s/ W. Don Cornwell	Director	May 12, 2021
(W. Don Cornwell)

/s/ John H. Fitzpatrick	Director	May 12, 2021
(John H. Fitzpatrick)

/s/ William G. Jurgensen	Director	May 12, 2021
(William G. Jurgensen)

Signature	Title	Date

/s/ Christopher S. Lynch	Director	May 12, 2021
(Christopher S. Lynch)

/s/ Linda A. Mills	Director	May 12, 2021
(Linda A. Mills)

/s/ Thomas F. Motamed	Director	May 12, 2021
(Thomas F. Motamed)

/s/ Peter R. Porrino	Director	May 12, 2021
(Peter R. Porrino)

/s/ Amy L. Schioldager	Director	May 12, 2021
(Amy L. Schioldager)

/s/ Douglas M. Steenland	Director	May 12, 2021
(Douglas M. Steenland)

/s/ Therese M. Vaughan	Director	May 12, 2021
(Therese M. Vaughan)